Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Financial Statements

December 31, 2020

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

TCW Direct Lending Strategic Ventures LLC

Schedule of Investments

As of December 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT

	Distributors
	ASC Acquisition Holdings, LLC (2)	08/14/20	Term Loan	8.9%	$15,509,920	08/03/25	$15,509,920	$15,509,920
			9.50% inc PIK (LIBOR + 8.50% , 1.00% Floor , all PIK)
	ASC Acquisition Holdings, LLC (1) (2)	08/14/20	Term Loan	4.2%	19,044,337	08/03/25	17,812,420	7,313,025
			7.00% inc PIK (7.00%, Fixed Coupon, all PIK)

				13.1%			33,322,340	22,822,945

	Diversified Consumer Services
	School Specialty, Inc. (2)	09/15/20	Term Loan	12.6%	21,885,964	09/15/25	21,745,706	21,885,964

			9.25% inc PIK (LIBOR + 8.00% , 1.25% Floor , 4.00% PIK)

	Hotels, Restaurants & Leisure
	OTG Management, LLC	10/07/20	Incremental Delayed Draw Term Loan	0.6%	1,293,789	08/26/21	1,293,789	1,037,618
			10.00% inc PIK (LIBOR + 9.00% , 1.00% Floor , 2.00% PIK)
	OTG Management, LLC	10/07/20	Incremental Term Loan	1.8%	3,891,107	08/26/21	3,891,107	3,120,668
			10.00% inc PIK (LIBOR + 9.00% , 1.00% Floor , 2.00% PIK)
	OTG Management, LLC	06/30/16	Term Loan	4.9%	10,641,135	08/26/21	10,628,354	8,534,190
			10.00% inc PIK (LIBOR + 9.00% , 1.00% Floor , 2.00% PIK)
	OTG Management, LLC	06/30/16	Term Loan	15.5%	33,565,360	08/26/21	33,479,503	26,919,419
			10.00% inc PIK (LIBOR + 9.00% , 1.00% Floor , 2.00% PIK)

				22.8%			49,292,753	39,611,895

	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	12.1%	21,086,631	05/06/21	21,051,384	20,895,891
			10.00% inc PIK (LIBOR + 9.25% , 0.75% Floor , 4.75% PIK)
	ENA Holding Corporation	05/06/16	Revolver	2.4%	4,123,377	05/06/21	4,123,377	4,086,266
			10.00% inc PIK (LIBOR + 9.25% , 0.75% Floor , 4.75% PIK)

				14.5%			25,174,761	24,982,157

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	6.0%	10,606,637	08/28/22	10,502,480	10,479,358

			10.50% inc PIK (LIBOR + 9.50% , 1.00% Floor , 2.50% PIK)

Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	12.4%	21,520,472	03/27/23	21,376,393	21,520,472

			7.00% (LIBOR + 5.75% , 1.25% Floor)

	Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	15.6%	28,693,775	12/31/23	28,554,507	27,115,618

			9.38% inc PIK (LIBOR + 8.38% , 1.00% Floor , 0.38% PIK)

	TOTAL DEBT (97.0%)			97.0%			189,968,940	168,418,409

See Notes to Unaudited Financial Statements

TCW Direct Lending Strategic Ventures LLC

Schedule of Investments

As of December 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Shares/ Contracts	Maturity Date	Cost	Fair Value

EQUITY

Distributors
	Animal Supply Holdings LLC (1) (2)		Class A Common Stock	0.0%	170,438		$1,195,825	$-

Diversified Consumer Services
	School Specialty, Inc. (1) (2)		Common Stock	0.0%	51,000		34,124	-
	School Specialty, Inc. (1) (2)		Preferred Stock A	1.6%	510,549		5,105,495	2,777,389
	School Specialty, Inc. (1) (2)		Preferred Stock B	0.0%	227,629		225,831	-

				1.6%			5,365,450	2,777,389

TOTAL EQUITY (1.6%)				1.6%			6,561,275	2,777,389

	Total Portfolio Investments (98.6%) (3)			98.6%			196,530,215	171,195,798

	Cash Equivalents (5.5%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.01%			5.5%	9,618,436		9,618,436	9,618,436

							$206,148,651	$180,814,234

	Other Liabilities in Excess of Other Assets (-4.1%)							(7,201,874)

	Members’ Capital (100.0%)							$173,612,360

(1)	Non-income producing
(2)

As defined in the Investment Company Act of 1940, the investment is deemed to be an “affiliated person” of the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2019 and December 31, 2020 along with transactions during the year ended December 31, 2020 in these affiliated investments are as follows:

	Name of Investments	Fair Value at December 31, 2019	Gross Additions (a)	Gross Reductions (b)	Realized Gains (Losses)	Net Change in Unrealized Appreciation/ Depreciation	Fair Value at December 31, 2020	Interest Dividend/ Other income
967AWGII1	Animal Supply Holdings, LLC Class A Common Stock	$-	$1,195,825	$-	$(538,610)	$(657,215)	$-	$-
934UZTII6	ASC Acquisition Holdings, LLC Term Loan - 11.80%	12,905,674	1,142,408	(18,387,262)	-	4,339,180	-	1,304,380
938VLNII8	ASC Acquisition Holdings, LLC Term Loan - 7.00%	-	17,812,420	-	-	(10,499,395)	7,313,025	363,558
966ZSKII3	ASC Acquisition Holdings, LLC Term Loan - 9.50%	-	15,529,244	(19,324)	-	-	15,509,920	1,121,838
807863105	School Specialty, Inc. Common Stock	-	37,439	-	(3,315)	(34,124)	-	-
962WWAII1	School Specialty, Inc. Delayed Draw Term Loan - 16.75%	2,386,220	226,058	(2,756,514)	-	144,236	-	224,880
967DXT905	School Specialty, Inc. Preferred Stock A	-	5,105,495	-	-	(2,328,106)	2,777,389	-
967DXU902	School Specialty, Inc. Preferred Stock B	-	225,831	-	-	(225,831)	-	-
967EGXII4	School Specialty, Inc. Term Loan - 9.75%	-	21,745,706	-	-	140,258	21,885,964	684,876
962WVZII7	School Specialty, Inc. Term Loan A - 16.75%	17,916,690	1,939,811	(18,948,073)	(1,800,617)	892,189	-	1,905,388
965VYTII7	School Specialty, Inc. Warrant	78,842	-	-	(78,935)	93	-	-

	Total non-controlled affiliated investments	$33,287,426	$64,960,237	$(40,111,173)	$(2,421,477)	$(8,228,715)	$47,486,298	$5,604,920

(a)	Gross additions include new purchases, PIK income and amortization of original issue and market discounts.
(b)	Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(3)

The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $31,240,131 and $234,445,286, respectively, for the period ended December 31, 2020. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

See Notes to Unaudited Financial Statements

SCHEDULE OF INVESTMENTS

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT

Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	3.3%	$9,599,462	07/18/23	$9,486,125	$8,063,548

			8.45% (LIBOR + 6.75%, 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC	02/25/19	Term Loan	5.3%	17,630,702	02/22/22	17,244,854	12,905,674

			11.80% inc PIK (LIBOR + 7.50% , 1.00% Floor, 2.50% PIK)

	Diversified Consumer Services
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.0%	2,530,456	11/22/20	2,530,456	2,386,220
			16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)
	School Specialty, Inc.	04/07/17	Term Loan A	7.2%	18,999,671	11/22/20	18,808,879	17,916,690

			16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)
				8.2%			21,339,335	20,302,910

	Food Products
	Bumble Bee Foods, LLC	11/01/19	Delayed Draw Term Loan	1.0%	2,395,897	05/26/20	2,395,897	2,395,897
			12.29% (LIBOR + 10.50% , 1.00% Floor)
	Bumble Bee Foods, LLC	11/01/19	DIP Term Loan	1.0%	2,395,897	05/26/20	2,285,106	2,395,897
			12.29% (LIBOR + 10.50% , 1.00% Floor)
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	12.6%	30,416,743	08/15/23	30,056,479	30,812,161
			13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	3.6%	8,617,577	08/15/23	8,515,508	8,729,605
	(an affiliate of Bumble Bee Holdings, Inc.)		13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)
	Harvest Hill Beverage Company	05/01/17	Term Loan A2	23.8%	58,151,412	01/19/21	57,860,845	58,151,411

			8.30% (LIBOR + 6.50%, 1.00% Floor)
				42.0%			101,113,835	102,484,971

	Hotels, Restaurants & Leisure
	KBP Investments, LLC	05/14/18	Delayed Draw Term Loan	3.0%	7,370,205	05/14/23	7,370,205	7,370,205
			7.42% (LIBOR + 5.50%, 1.00% Floor)
	KBP Investments, LLC	05/14/18	Term Loan	6.8%	16,519,684	05/14/23	16,154,417	16,519,684
			7.41% (LIBOR + 5.50%, 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	4.3%	10,564,849	08/26/21	10,532,331	10,617,674
			8.90% (LIBOR + 7.00%, 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	13.7%	33,324,731	08/26/21	33,104,634	33,491,355

			9.00% (LIBOR + 7.00% , 1.00% Floor)
				27.8%			67,161,587	67,998,918

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	37.6%	92,623,354	06/12/20	92,138,141	92,160,237

			7.05% (LIBOR + 5.25%, 1.50% Floor)

	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	8.6%	22,059,406	05/06/21	21,913,345	21,110,851
			9.16% (LIBOR + 7.25%, 1.00% Floor)
	ENA Holding Corporation	05/06/16	Revolver	1.6%	4,093,667	05/06/21	4,093,668	3,917,640
			9.17% (LIBOR + 7.25%, 1.00% Floor)

				10.2%			26,007,013	25,028,491

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	4.4%	10,691,953	08/28/22	10,520,820	10,713,337

			10.80% (LIBOR + 9.00% , 1.00% Floor)

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT (continued)

	Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	9.9%	$24,250,111	03/27/23	$24,014,848	$24,250,112

			7.55% (LIBOR + 5.75%, 1.25% Floor)

	Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	8.3%	29,035,436	07/01/21	28,920,489	20,295,770

			10.48% inc PIK (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)

	TOTAL DEBT (157.0%)			157.0%			397,947,047	384,203,968

EQUITY					Shares/ Contracts		Cost

Commercial Services & Supplies
	School Specialty, Inc. (1)		Warrant, expires 12/27/22	0.1%	308,385		78,935	78,842

	Distributors
	Animal Supply Holdings LLC (1)		Class A Common Stock	0.0%	7,455		538,610	-

	TOTAL EQUITY (0.1%)			0.1%			617,545	78,842

		Total Portfolio Investments (157.1%) (2)		157.1%			398,564,592	384,282,810

		Cash Equivalents (22.9%)
		Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 1.52%		22.9%	56,136,774		56,136,774	56,136,774

							$454,701,366	$440,419,584

		Other Liabilities in Excess of Other Assets (-80.0%)						(195,761,840)

	Members’ Capital (100.0%)							$244,657,744

(1)	Non-income producing
(2)

The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

PRIME - Prime Rate

Geographic Breakdown of Portfolio
United States	98%
Canada	2%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $12,289,166 and $198,029,314, respectively, for the year ended December 31, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

Consolidated Statements of Assets and Liabilities

(Dollar amounts in thousands)

	As of December 31, 2020	As of December 31, 2019
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (amortized cost of $134,901 and $398,565, respectively)	$123,710	$384,283
Non-controlled affiliated investments (amortized cost of $61,629 and $0, respectively)	47,486	-
Cash and cash equivalents	16,966	66,749
Interest receivable	1,270	2,306
Prepaid and other assets	162	43

Total Assets	$189,594	$453,381

Liabilities
Credit facility payable	$15,131	$206,000
Interest and credit facility expenses payable	786	2,465
Sub-administrator and custody fees payable	64	258
Other fees payable	1	-

Total Liabilities	$15,982	$208,723

Members’ Capital	$173,612	$244,658

Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$173,612	$244,658

Members’ Capital	$173,612	$244,658

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(457,278)	(1,000)	(4,235)	(462,513)
Cumulative net income, before organization costs	176,611	704	728	178,043
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2020	$173,612	$-	$-	$173,612

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(372,278)	(1,000)	(4,235)	(377,513)
Cumulative net income, before organization costs	162,657	704	728	164,089
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2019	$244,658	$-	$-	$244,658

See Notes to Unaudited Financial Statements

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended	For the Year Ended December 31, 2018
	December 31, 2020	December 31, 2019	(Consolidated)
Investment Income:
Non-controlled/non-affiliated investments:
Interest income	$24,415	$69,037	$59,823
Interest income paid-in-kind	4,703	2,925	393
Fee income	107	1,129	-
Non-controlled affiliated investments:
Interest income	3,972	-	-
Interest income paid-in-kind	1,633	-	-

Total investment income	34,830	73,091	60,216

Expenses:
Interest and credit facility expenses	8,748	15,928	17,941
Sub-administrator and custody fees	260	402	458
Valuation fees	103	137	153
Insurance fees	94	96	89
Audit fees	58	91	92
Tax service fee	19	17	18
Legal fees	-	-	57
Other	3	4	27

Total expense	9,285	16,675	18,835

Net investment income	25,545	56,416	41,381

Net realized and unrealized gain/(loss) on investments:
Net realized gain/(loss) on investments:
Non-controlled/non-affiliated investments	1,883	6,042	1,229
Non-controlled affiliated investments	(2,421)	-	-
Net change in unrealized appreciation/depreciation on investments:
Non-controlled/non-affiliated investments	(2,824)	(21,915)	4,860
Non-controlled affiliated investments	(8,229)	-	-

Net realized and unrealized gain/(loss) on investments	(11,591)	(15,873)	6,089

Net increase in Members’ Capital from operations	$13,954	$40,543	$47,470

Less: Net increase in Members’ Capital attributable to noncontrolling interest in consolidated
subsidiary fund	-	-	212

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$13,954	$40,543	$47,258

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

			For the Year Ended December 31, 2020
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Members’ Capital, beginning of year	$244,658	$-	$-	$244,658
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	25,545	-	-	25,545
Net realized gain/(loss) on investments	(538)	-	-	(538)
Net change in unrealized appreciation/(depreciation) on investments	(11,053)	-	-	(11,053)

Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(85,000)			(85,000)

Total decrease in Members’ Capital	(71,046)	-	-	(71,046)

Members’ Capital, end of year	$173,612	$-	$-	$173,612

			For the Year Ended December 31, 2019
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Members’ Capital, beginning of year	$325,315	$-	$-	$325,315
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	56,416	-	-	56,416
Net realized gain/(loss) on investments	6,042	-	-	6,042
Net change in unrealized appreciation/(depreciation) on investments	(21,915)	-	-	(21,915)

Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(121,200)	-	-	(121,200)

Total decrease in Members’ Capital	(80,657)	-	-	(80,657)

Members’ Capital, end of year	$244,658	$-	$-	$244,658

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Continued)

			For the Year Ended December 31, 2018 (Consolidated)

			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Members’ Capital, beginning of year	$324,623	$-	$4,023	$328,646
Net increase in Members’ Capital resulting from operations:
Net investment income	41,257	-	124	41,381
Net realized gain/(loss) on investments	1,164	-	65	1,229
Net change in unrealized appreciation/(depreciation) on investments	4,837	-	23	4,860

Net increase (decrease) in Members’ Capital resulting from capital activity:
Contributions from Members	27,000	-	-	27,000
Distributions to Members	(73,566)	-	(4,235)	(77,801)

Total increase (decrease) in Members’ Capital	692	-	(4,023)	(3,331)

Members’ Capital, end of year	$325,315	$-	$-	$325,315

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018 (Consolidated)

Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$13,954	$40,543	$47,470
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(24,904)	(9,365)	(157,409)
Proceeds from sales and paydowns of investments	234,445	198,189	114,004
Net realized (gain)/loss on investments	538	(6,042)	(1,229)
Net change in unrealized (appreciation)/depreciation on investments	11,053	21,915	(4,860)
Interest paid-in-kind	(6,336)	(2,925)	(393)
Accretion of discount	(1,709)	(14,052)	(5,007)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	1,036	1,487	1,292
(Increase) decrease in prepaid and other assets	(119)	(3)	(2)
Increase (decrease) in interest and credit facility expenses payable	(1,679)	(394)	41
Increase (decrease) in sub-administrator and custody fees payable	(194)	127	81
Increase (decrease) in other fees payable	1	(1)	(5)
Increase (decrease) in audit fees payable	-	(50)	42

Net cash (used in) provided by operating activities	226,086	229,479	(5,975)

Cash Flows from Financing Activities
Contributions from Members	-	-	27,000
Distributions to Members	(85,000)	(121,200)	(73,566)
Distribution to minority interest	-	-	(4,235)
Proceeds from credit facility	-	-	20,500
Repayments of credit facility	(190,869)	(68,000)	(42,700)

Net cash (used in) provided by financing activities	(275,869)	(189,200)	(73,001)

Net increase (decrease) in cash	(49,783)	40,229	(78,976)

Cash and cash equivalents, beginning of year	66,749	26,520	105,496

Cash and cash equivalents, end of year	$16,966	$66,749	$26,520

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility-interest and unused fee paid	$10,367	$16,226	$17,602
Credit facility-administrative fee paid	$45	$45	$-
Credit facility-surveillance paid	$15	$50	$-

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2020

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed and acquired an 81.6% majority interest in TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”), a private limited liability company formed under the laws of Luxembourg for the purposes of investing in Luxembourg or abroad. In 2018, the Luxembourg Company dissolved and the Fund’s interest in this subsidiary was terminated.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and ended June 5, 2019, the third anniversary of the Initial Closing Date. In accordance with the Fund’s Limited Liability Company Agreement, the Fund may complete investment transactions that were significantly in process as of the end of the Commitment Period and which the Fund reasonably expects to be consummated prior to 90 days subsequent to the expiration date of the Commitment Period. The Fund may also affect follow-on investments in existing portfolio companies.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

NOTES TO FINANCIAL STATEMENTS (continued)

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of December 31, 2020, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded

Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2020 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded

Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

These consolidated financial statements include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2020

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the years ended December 31, 2020 and 2019, the Fund did not have a liability for any unrecognized tax benefits, nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Recent Accounting Pronouncements: In March 2020, the FASB issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in the ASU provides optional temporary financial reporting relief from the effect of certain types of contract modifications due to the planned discontinuation of the London Interbank Offered Rate (LIBOR) and other interbank offered reference rates as of the end of 2021. The ASU is effective for certain reference rate-related contract modifications that occur during the period March 12, 2020 through December 31, 2022. The Fund does not expect the adoption of this ASU to have a material impact on the Fund’s financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 22, 2021, the date that the financial statements are available to be issued. On February 25, 2021, the Management Committee approved one year extension of the term of the Fund to June 5, 2022. No other subsequent events have occurred that would require recognition or disclosure.

3.    INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

NOTES TO FINANCIAL STATEMENTS (continued)

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2020.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$168,419,369	$168,419,369

Equity	$-	$-	$2,777,389	$2,777,389

Cash equivalents	$9,618,436	$-	$-	$9,618,436

Total Assets	$9,618,436	$-	$171,196,758	$180,815,194

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2019.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$384,203,968	$384,203,968

Equity	$-	$-	$78,842	$78,842

Cash equivalents	$56,136,774	$-	$-	$56,136,774

Total Assets	$56,136,774	$-	$384,282,810	$440,419,584

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2020

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2020:

	Debt	Equity

Balance at December 31, 2019	$384,203,968	$78,842

Accreted Discounts	1,708,766	-
Purchases[1]	24,675,541	6,564,590
Sales and paydowns	(234,445,286)	-
Realized gain/(loss)	82,872	(620,860)
Change in unrealized appreciation/(depreciation)	(7,807,452)	(3,245,183)

Balance at December 31, 2020	$168,418,409	$2,777,389

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2020	$(7,471,530)	$(3,245,183)

1 Purchases of Debt include payment in-kind (PIK) interest of $6,336,438.

During the year ended December 31, 2020, the Fund did not have any transfers between levels.

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2019:

	Debt	Equity

Balance at December 31, 2018	$555,787,238	$16,189,994

Accreted Discounts	14,051,589	-
Purchases[1]	11,671,621	617,545
Sales and paydowns	(181,331,162)	(16,698,152)
Realized gain/(loss)	(35,890)	6,077,128
Change in unrealized appreciation/(depreciation)	(15,939,427)	(6,107,673)

Balance at December 31, 2019	$384,203,968	$78,842

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2019	$(1,935,116)	$(538,703)

1 Purchases of Debt includes payment in-kind (PIK) $2,925,402, of which $2,846,467 and $78,935 are attributable to Debt and Equity, respectively.

During the year ended December 31, 2019, the Fund did not have any transfers between levels.

NOTES TO FINANCIAL STATEMENTS (continued)

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), include investments in privately originated senior secured debt. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital is generally used to determine fair value or, in some cases, an enterprise value waterfall method. Valuation may also include a shadow rating method. Standard pricing inputs include but are not limited to the financial health of the issuer, place in the capital structure, value of other issuer debt, credit, industry, and market risk and events.

Equity, (Level 3), includes common stock, preferred stock and warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2020.

Investment Type	Fair Value at December 31, 2020	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$84,097,605	Income Method	Discount Rate	5.8% to 14.0%	10.6%	Decrease
Debt	62,434,840	Market Method	EBITDA Multiple	5.25x to 9.50x	N/A	Increase
			Revenue Multiple	0.18x to 1.60x	N/A	Increase
Debt	21,885,964	Income Method	Discount Rate	22.0% to 24.0%	N/A	Decrease
		Market Method	EBITDA Multiple	3.50x to 4.50x	N/A	Increase
			Revenue Multiple	0.20x to 0.40x	N/A	Increase

Total Debt	$168,418,409

Equity	$—	Market Method	EBITDA Multiple	5.25x to 6.25x	N/A	Increase
			Revenue Multiple	0.18x to 0.23x	N/A	Increase
Equity	2,777,389	Income Method	Discount Rate	22.0% to 24.0%	N/A	Decrease
		Market Method	EBITDA Multiple	3.50x to 4.50x	N/A	Increase
			Revenue Multiple	0.20x to 0.40x	N/A	Increase

Total Equity	$2,777,389

Total Investment	$171,195,798

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2020

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2019.

Investment Type	Fair Value at December 31, 2019	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$278,302,506	Income Method	Discount Rate	5.9% to 14.7%	7.9%	Decrease
Debt	64,629,330	Market Method	EBITDA Multiple	6.3x to 8.5x	N/A	Increase
Debt	20,302,910	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
			Discount Rate	18.6% to 23.2%	20.4%	Decrease
Debt	12,905,674	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
		Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Debt	8,063,548	Income Method	Discount Rate	14.2% to 17.9%	16.8%	Decrease
		Market Method	EBITDA Multiple	3.8x to 4.8x	N/A	Increase

Total Debt	$384,203,968

Equity	$78,842	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase

Total	$384,282,810

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

NOTES TO FINANCIAL STATEMENTS (continued)

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2020, and December 31, 2019, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2020

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2020, 2019 and 2018 the Adviser was paid directly $1,680,211, $1,573,043 and $443,808, respectively, of which $107,168 and $1,129,235 were paid during the years ended December 31, 2020 and 2019, respectively. Since Inception of the Fund through December 31, 2020, 2019 and 2018 the Fund has recognized $1,680,211, $1,573,043 and $443,808, respectively, of these fees.

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018. The Facility Maturity Date is June 4, 2021 and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of December 31, 2020, 2019 and 2018, there were $15,131,282, $206,000,000 and $274,000,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2020, 2019 and 2018 the all-in rate of interest is, 5.00%, 5.41% and 5.66%, respectively.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

NOTES TO FINANCIAL STATEMENTS (continued)

The summary information regarding the Credit Facility for the year ended December 31, 2020, 2019 and 2018 is as follows (dollar amounts in thousands):

	Year Ended December 31,
	2020	2019	2018
Credit facility interest expense	$8,688	$15,833	$17,039
Unused fees	-	-	603
Administrative fees	45	45	45
Origination expense	-	-	154
Surveillance expense	15	50	100

Total	$8,748	$15,928	$17,941

Weighted average interest rate	5.11%	5.92%	5.66%
Average outstanding balance	$169,861,472	$267,490,411	$300,952,877

As of December 31, 2020, 2019 and 2018, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.	COMMITMENTS AND CONTINGENCIES

At December 31, 2020, the Fund did not have any unfunded commitments.

At December 31, 2019, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Amount	Unrealized (depreciation)
KBP Investments, LLC	May 2023	$3,958,075	$-

Total		$3,958,075	$-

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2020

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the year ended December 31, 2020, 2019, 2018, 2017 and 2016:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
	Members	Members	Members	Members	Members
As a percentage of average members’ capital

Net investment income ratio [1]	12.56%	18.39%	12.14%	10.34%	8.83%

Expense ratios [1]
Operating expenses	4.57%	5.44%	5.54%	5.44%	5.12%

Total expense ratio	4.57%	5.44%	5.54%	5.44%	5.12%

1     The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 11.7%, 12.2%, 11.8%, 10.6% and 11.2% through December 31, 2020, 2019, 2018, 2017, and 2016, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

INDEPENDENT AUDITORS’ REPORT

To TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company):

We have audited the accompanying financial statements of TCW Direct Lending Strategic Ventures LLC (the “Fund”), which comprise the statement of assets and liabilities, including the schedule of investments, as of December 31, 2020 and the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of December 31, 2019, and the related statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2020, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the two years in the period ended December 31, 2019 (collectively, the “financial statements”), and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCW Direct Lending Strategic Ventures LLC as of December 31, 2020 and 2019, and the results of its operations, changes in its members’ capital, and its cash flows for each of the three years in the period ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Los Angeles, California

March 22, 2021

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111